Exhibit 99.1

Endurance International Group Announces $40 Million Share Repurchase Authorization

BURLINGTON, MA (March 10, 2020) — Endurance International Group Holdings, Inc. (Nasdaq: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today announced that its Board of Directors authorized the repurchase of up to $40 million of common stock on the open market, in privately negotiated transactions or otherwise.

Endurance will determine the timing and amount of shares repurchased, if any, depending on its evaluation of market and other conditions. The company expects to fund any repurchases using cash on hand and cash generated from operations. The share repurchase program may be suspended or discontinued at any time.

Forward-Looking Statements

Statements in this press release regarding Endurance’s intention to repurchase shares of its common stock from time to time under the share repurchase program and the expected source of funding for the program are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the prevailing market price of the company’s stock from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, general economic and market conditions, and other risks and uncertainties discussed in our filings with the SEC, including those set forth under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the period ended December 31, 2019 filed with the SEC on February 14, 2020 and other reports the company files with the SEC.

About Endurance International Group

Endurance International Group Holdings, Inc. (Nasdaq:EIGI) helps millions of small businesses worldwide with products and technology to enhance their online web presence, email marketing, business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, Domain.com and SiteBuilder, among others. Headquartered in Burlington, Massachusetts, Endurance employs over 3,700 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Kristen Andrews

Endurance International Group

(781) 418-6716

press@endurance.com

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